Exhibit 21.1

List of Subsidiary and Consolidated Affiliated Entities of RYB Education, Inc.

Subsidiary	Place of Incorporation

Beijing RYB Technology Development Co., Ltd. (北京红黄蓝科技发展有限公司)	PRC

Consolidated Variable Interest Entity	Place of Incorporation

Beijing RYB Children Education Technology Development Co., Ltd. (北京红黄蓝儿童教育科技发展有限公司)	PRC

Subsidiaries and Sponsored Entities of Consolidated Variable Interest Entity	Place of Incorporation
Beijing Development RYB Bilingual Kindergarten (北京开发红黄蓝双语幼儿园)	PRC
Beijing Fengtai District RYB Multi-Dimension Intelligence Experimental Kindergarten (北京市丰台区红黄蓝多元智能实验幼儿园)	PRC
Beijing Haidian District RYB Multi-Dimension Intelligence Experimental Kindergarten (北京市海淀区红黄蓝多元智能实验幼儿园)	PRC
Beijing Chaoyang District RYB Zhongcanyuan Kindergarten (北京市朝阳区红黄蓝中灿苑幼儿园)	PRC
Beijing Chaoyang District RYB Xintiandi Kindergarten (北京市朝阳区红黄蓝新天地幼儿园)	PRC
Beijing Chaoyang District RYB Hepingli Kindergarten (北京市朝阳区红黄蓝和平里幼儿园)	PRC
Beijing Fengtai District RYB Education Training School (北京市丰台区红黄蓝教育培训学校)	PRC
Beijing Chaoyang District Jinsong RYB Kindergarten (北京市朝阳区劲松红黄蓝幼儿园)	PRC
Beijing Aizhudou Culture Development Co., Ltd. (北京爱竹兜文化发展有限公司)	PRC
Shenzhen RYB Children Education Technology Development Co., Ltd. (深圳红黄蓝儿童教育科技有限公司)	PRC
Beijing Hongshan Youyou Education Technology Co., Ltd. (北京红杉优幼教育科技有限公司)	PRC

* Other subsidiaries and sponsored entities of the consolidated variable interest entity of RYB Education, Inc. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.